Savers Value Village, Inc. Names Michael Maher as
Chief Financial Officer

Bellevue, WA – May 9, 2024 – Savers Value Village, Inc. (NYSE: SVV), (“Savers” or the “Company”) today announced that Michael Maher has been appointed to the role of Chief Financial Officer (CFO), replacing current CFO, Jay Stasz, effective May 13, 2024. Mr. Maher will be based at the Company’s headquarters in Bellevue, Washington and will report to Mark Walsh, Chief Executive Officer. In order to assist with a successful transition, Mr. Stasz has agreed to remain employed by the Company in an advisory role through August 12, 2024.
Mr. Maher is a seasoned finance leader, bringing to Savers over 25 years of experience in the retail and consumer sectors. Most recently, he served as Interim Chief Financial Officer at Nordstrom, Inc., where he spent over 13 years in various senior finance roles and was instrumental in guiding the company through periods of transformation. His extensive finance expertise includes all aspects of business development, financial planning, accounting, reporting, treasury, tax and investor relations. He holds a Bachelor of Arts in Business Economics from the University of California, Los Angeles.
“We are excited to welcome Michael to Savers’ leadership team. He is a proven public company financial leader and is recognized for his strategic mindset, delivery of results, effective collaboration and strong communication skills. The Board and I believe Michael has the ideal skillset to help us capitalize on our growth opportunities ahead,” said Mr. Walsh. “On behalf of the entire Savers Value Village organization, I want to thank Jay for his contributions to Savers, including his leadership during our successful transition to becoming a public company. We wish him all the best.”
About the Savers Value Village™ family of thrift stores
As the largest for-profit thrift operator in the United States and Canada for value priced pre-owned clothing, accessories and household goods, our mission is to champion reuse and inspire a future where secondhand is second nature. Learn more about the Savers family of thrift stores, our impact, and the #ThriftProud movement at savers.com.

Investor Contact
John Rouleau/Lyn Walther
ICR, Inc.
Investors@savers.com

Media Contact
Edelman Smithfield | 713.299.4115 | Savers@edelman.com
Savers | 206.228.2261 | sgaugl@savers.com